EXHIBIT 99.1

FOR IMMEDIATE RELEASE

May 15, 2003

GEMSTAR-TV GUIDE ANNOUNCES FIRST QUARTER RESULTS

LOS ANGELES, CA, May 15, 2003—Gemstar-TV Guide International, Inc. (NASDAQ: GMST) (“Gemstar-TV Guide” or the “Company”) today reported financial results for the first quarter ended March 31, 2003. Revenues decreased 12.5% to $227.9 million, down from $260.5 million in the first quarter of 2002. The Company reported a net loss of $45.4 million, or $(0.11) per basic common share. This compares to a reported net loss of $270.9 million for the same quarter in the prior year, or $(0.65) per basic common share. The loss in the first quarter of 2002 includes a $223.2 million charge that represents a cumulative effect of an accounting change. The loss before the cumulative effect of an accounting change in the first quarter of 2002 was $ 47.6 million, or $(0.11) per share.

Net income (loss) before interest, taxes, depreciation and amortization (“EBITDA”) for the first quarter ended March 31, 2003 was $(8.4) million, which included a non-cash stock compensation charge of $39.6 million, versus EBITDA for the first quarter ended March 31, 2002 of $36.2 million, which included a non-cash stock compensation charge of $17.1 million.

Key Quarterly Performance Drivers and Developments

•	Lower EBITDA was driven by continued declines in TV Guide magazine circulation and Superstar/Netlink Group (SNG) subscriber and conversion revenues, a decline in licensing revenue from Thomson multimedia, Ltd., and significantly higher legal and other corporate costs;

•	Partially offsetting these negative impacts were increased advertising revenue at TV Guide magazine, reduced costs at the magazine and SNG, increased revenues at TVG Network (TVG), increased VCR Plus+ licensing revenue resulting from larger shipping volume and payments from licensees that did not pay in the first quarter of 2002, and licensing revenue from a new digital satellite service (DSS) agreement;

•	Beginning this quarter, the Company has organized its business reporting into four new segments to reflect the management of our businesses and to simplify and enhance the presentation of our financial results;

•	The Company generated $16.2 million in cash from operations and $9.7 million of Free Cash Flow (FCF) during the quarter. “Free Cash Flow” is defined as net cash provided by operating activities, less capital expenditures, less cash distributions to minority interests. For a reconciliation of Free Cash Flow to Cash from Operations, See “Reconciliation to Free Cash Flow”. At March 31, 2003, our cash, cash equivalents and current marketable securities in excess of debt and capital lease obligations was $116.7 million, excluding $37.2 million in restricted cash;

•	Subsequent to the quarter end, the Company substantially completed the assembly of a new management team and announced two important senior management hires: Brian Urban will join the Company as its Chief Financial Officer on July 1, 2003, and Ian Aaron will join the Company as President of the TV Guide Television Group on May 19, 2003.

Gemstar-TV Guide CEO Jeff Shell said, “While we are clearly not satisfied with our financial results this quarter, the results are reflective of the challenging state of each of our businesses. We firmly believe, however, that we have begun to lay the foundation for improved future financial performance. During the quarter we completed our internal review and re-audit and bolstered our internal controls, which while requiring significant corporate human resources and financial expense, were essential to restoring our financial credibility. We have added new management, re-evaluated our operating strategies for each of our businesses, and put in place plans to execute these strategies. These plans will take some time to execute and cannot be expected to immediately result in improved financial performance, but we are confident that we have the right team and the right plans in place to maximize the long-term value of our wonderful portfolio of assets.”

Segment Performance

Effective January 1, 2003, the Company restructured its businesses into four groups, which also represent its reportable business segments. Segments are now organized along three industry lines in addition to a segment comprising certain corporate functions:

•	The Publishing Segment consists of the Company’s print and electronic publishing units and websites including TV Guide Magazine® and Gemstar eBook brands, as well as TV Guide OnlineSM, SkyMall catalog sales and SkyMall.com. The Publishing Segment also includes TV Guide Data Solutions, a newly formed data collection and distribution business that gathers program listings and channel lineups.

•	The Cable and Satellite Segment offers products and services to consumers and service providers in the cable and satellite industry. Among the business units included in the segment are TV Guide ChannelSM, TV Guide InteractiveSM, TVG, SNG, UVTV, SpaceCom and several other smaller related businesses.

•	The Consumer Electronics Licensing (CE Licensing) Segment is responsible for licensing of the Company’s proprietary technologies and intellectual property to the consumer electronic (CE) manufacturing industry and interactive television software providers, and for the sale of advertising carried on the interactive program guide deployed in CE devices. The CE Licensing Segment licenses video recording technology currently marketed under the VCR Plus+ system brand in North America and under other brands in Europe and Asia, as well as interactive program guides marketed under the GUIDE Plus+ and the new TV Guide On Screen® brands in North America and under the G-GUIDE brand in Asia. This segment also licenses intellectual property to interactive television software providers and manufacturers of set-top boxes for the digital satellite system (DSS) industry and to program listings providers in the online, PC and other non-television businesses. In addition, the CE Licensing Segment also incurs costs associated with applying for certain patent grants and certain litigation related to the Company’s electronic program guide technologies.

•	The Corporate Segment includes functions such as corporate management, corporate legal and corporate finance and related costs such as certain litigation and insurance costs.

The schedule below reflects Gemstar-TV Guide’s performance for the first quarter ended March 31, 2003 by segment:

Quarter End March 31, 2003 Consolidated and Segment Performance
	Three Months Ended
(in thousands)
	03/31/2003	03/31/2002
Publishing Segment:
Revenues	$108,987	$123,010
Operating Expenses (1)	97,119	104,867

Adjusted EBITDA (2)	$11,868	$18,143

Cable and Satellite Segment:
Revenues	$85,033	$105,585
Operating Expenses (1)	51,982	63,390

Adjusted EBITDA (2)	$33,051	$42,195

CE Licensing Segment:
Revenues	$33,863	$31,886
Operating Expenses (1)	22,216	21,080

Adjusted EBITDA (2)	$11,647	$10,806

Corporate Segment:
Operating Expenses (1)	$25,412	$17,860

Adjusted EBITDA (2)	$(25,412)	$(17,860)

Consolidated:
Revenues	$227,883	$260,481
Operating Expenses (1)	196,729	207,197

Adjusted EBITDA (2)	$31,154	$53,284

Stock Compensation Expense	$39,595	$17,126

EBITDA (3)	$(8,441)	$36,158

Depreciation and amortization	$(65,662)	$(106,275)
Impairment of intangible assets	—	(11,038)

Operating loss	(74,103)	(81,155)
Interest expense	(1,953)	(2,660)
Other income (expense), net	748	(7,303)

Loss before income taxes and cumulative effect of an accounting change	$(75,308)	$(91,118)

(1)	Operating expenses means operating expenses, excluding stock compensation expense, depreciation and amortization and impairment of intangible assets.
(2)	Adjusted EBITDA is defined as operating (loss) income, excluding stock compensation, depreciation and amortization and impairment of intangible assets. Due to purchase accounting related to our mergers with TV Guide on July 12, 2000 and SkyMall on July 18, 2001, the results of operations reflect significant increases in amortization of finite lived intangible assets. The Company believes EBITDA and adjusted EBITDA to be relevant and useful information as adjusted EBITDA is the primary measure used by our management to measure the operating profits or losses of our business. EBITDA is presented supplementally as the Company believes it is a standard measure commonly reported and widely used by analysts, investors and others associated with our industry. Both EBITDA and adjusted EBITDA are non-GAAP performance measures, and they do not take into account substantial costs of doing business, such as income taxes and interest expense. While many in the financial community consider these terms to be an important measure of comparative operating performance, they should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States that are presented in the financial statements included in this report. Additionally, the Company’s calculation of EBITDA may be different than the calculation used by other companies and, therefore, comparability may be affected.
(3)	EBITDA is defined as operating (loss) income, excluding depreciation and amortization and impairment of intangible assets.

Schedule A, attached at the bottom of this earnings release, presents the Company’s quarterly financial performance by segment for the year ended December 31, 2002.

Publishing Segment

For the three months ended March 31, 2003, revenues for the Publishing Segment were $109.0 million, and operating expenses were $97.1 million, resulting in $11.9 million in adjusted EBITDA. Compared to the results for quarter ended March 31, 2002, revenues decreased by 11.4%. This decrease in revenues is attributable primarily to decreased circulation revenue earned by TV Guide magazine.

Quarter End March 31, 2003 Publishing Segment Performance

	Three Months Ended
(in thousands)
	03/31/2003	03/31/2002
Publishing Segment:

Revenues
TV Guide Magazine	$97,095	$109,816
TV Guide Online	812	749
TV Guide Data Services	76	86
Gemstar eBook	1,574	1,748
SkyMall	9,430	10,611

Total	$108,987	$123,010

% change	-11.4%	N/A

Adjusted EBITDA(2)	$11,868	$18,143

% change	-34.6%	N/A
% margin	10.9%	14.7%

TV Guide magazine continues to face declines in circulation revenues due to slower new subscriber growth and reduced newsstand sales. At March 31, 2003, TV Guide magazine had a rate base of 9.0 million, which was unchanged from its rate base as of March 31, 2002. However, the number of bulk sold subscriptions increased from 1.5 million copies at March 31, 2002 to 2.4 million copies at March 31, 2003. The Company expects the volume of circulation other than bulk sold subscriptions of TV Guide magazine to continue to decline during 2003. However, the Company intends to make an investment of between $10 million to $20 million in the magazine business primarily during the third and fourth quarters of 2003 aimed at improving the circulation of the magazine. The $12.9 million negative impact of the circulation decline on revenue combined with a decline in other revenue of $2.4 million primarily relating to the exit of the distribution business in the second quarter of 2002, was partially offset by a $2.6 million improvement in first quarter advertising revenues, or an increase of 8.5%, compared with the same period in the prior year, despite the overall challenging program promotion advertising environment due to current geopolitical events.

SkyMall revenues declined $1.2 million in the quarter due to a decline in loyalty program revenues, and placement fees. As the Company has previously disclosed, it is evaluating all of its strategic alternatives for its SkyMall subsidiary. The Company has also announced that it is evaluating all of its strategic alternatives for its Gemstar eBook subsidiary.

Publishing Segment adjusted EBITDA decreased 34.6% over the prior year’s first quarter to $11.9 million, primarily due to the drop in circulation revenue at TV Guide magazine. Partially offsetting the drop was a decrease of 7.4% in expenses in this segment to $97.1 million compared with $104.9 million for the same period in 2002. The decrease in expenses was primarily attributable to cost savings from exiting the magazine distribution business in 2002, as well as decreases in cost of production and in printing and postage expenses.

Cable and Satellite Segment

For the quarter ended March 31, 2003, revenues for the Cable and Satellite Segment were $85.0 million, and operating expenses were $52.0 million, resulting in $33.0 million in adjusted EBITDA. Revenues for the quarter decreased 19.5%, or $20.6 million, from the prior year’s first quarter revenue. As shown in the table below, this decrease in revenues is primarily attributable to decreased revenue earned by SNG, along with a decline in advertising revenue at TV Guide Interactive.

Quarter End March 31, 2003 C&S Segment Performance

	Three Months Ended
(in thousands)
	03/31/2003	03/31/2002
Cable & Satellite Segment:

Revenues
Superstar/Netlink Group	$44,537	$63,353
TV Guide Channel	25,544	24,536
TV Guide Interactive	4,660	7,155
TV Games Network	3,442	1,583
Other	6,850	8,958

Total	$85,033	$105,585

% change	-19.5%	N/A

Adjusted EBITDA(2)	$33,051	$42,195

% change	-21.7%	N/A
% margin	38.9%	40.0%

The C-band direct-to-home satellite market, in which SNG operates, continues to decline due to the growth of newer generation DSS systems and continued cable system expansions. Moreover, SNG’s decline has been accelerated by the Company’s subscriber conversion program with DISH Network. The Company converted roughly 19,000 subscribers in the quarter versus roughly 23,000 in the fourth quarter 2002 and roughly 27,000 in the first quarter of 2002. We expect this trend of decline to continue due to the success of SNG conversions to the DISH Network. At March 31, 2003, SNG provided service to 321,000 C-Band subscribers, a decrease of 11.3% from the 361,000 subscribers served by SNG as of December 31, 2002 and a decrease of 32.8% from the 477,000 subscribers served by SNG at March 31, 2002. The Company expects the declines in the subscriber base of the C-band industry, and the resulting impact on revenues in this segment, to continue.

TV Guide Channel generated revenue of $25.5 million in the first quarter of 2003, compared to $24.5 million in the same period of 2002, primarily attributable to increased advertising revenue. The channel currently reaches roughly 56.4 million homes, as measured by Nielsen, a 2.4% decrease from March 31, 2002. The TV Guide Channel is perceived by some operators to be primarily geared toward analog subscribers, a perception that the Company began to address in the first quarter with the introduction of a new and updated look and presentation. The Company plans to increase its investment in programming and marketing by approximately $10 million in this business over the next two years with the goal of continuing to reposition the product for the digital cable and satellite environment.

TV Guide Interactive revenues decreased by $2.5 million for the three months ended March 31, 2003, as compared with the same period in the prior year, due to a $1.5 million reduction in advertising revenue and a $1.0 million decrease in affiliate revenue caused by the acquisition of one of the Company’s affiliates by another of the Company’s affiliates, which resulted in a lower combined rate. Distribution of TV Guide Interactive reached 10.2 million subscribers as of March 31, 2003, up 24.2% from a year earlier. The Company plans to release a new version of its product at the end of the year, and is currently finalizing development on its first version supporting digital video recording, simultaneously with HDTV and video on demand. These planned product enhancements, combined with a re-worked economic proposition to its customers, are designed to further accelerate the distribution of the Company’s products. The Company expects that the ability to generate advertising in this business will face significant challenges until a critical mass of distribution is reached, and until accepted and more effective advertising vehicles are developed.

This segment also includes revenues derived from licensing TVG Network’s (TVG) intellectual property and content to third parties and from interactive wagering activities in certain markets. For the quarter ended March 31, 2003, revenues were $3.4 million compared with $1.6 million for the comparable period in 2002, an increase of 117.4%, reflecting the addition of a licensee in May 2002 and increased wagering volumes due to the launch of the Company’s product in California. Subsequent to the quarter end, TVG secured additional distribution on DirecTV, which added 1.8 million additional subscribers, and resulted in TVG Network becoming the exclusive interactive horseracing channel on DSS in North America. The Company believes that its current broad distribution on satellite will lead to accelerating distribution on cable. The subscriber count at March 31, 2003 was 8.7 million full-time subscribers, excluding the new DirecTV subscribers that were gained subsequent to the end of the first quarter.

Other revenue is primarily attributable to the segment’s international business, its UVTV subsidiary and its SpaceCom subsidiary. International revenues were up 9.5% over the prior year’s first quarter to $1.8 million. Offsetting this revenue increase was a decrease in revenues at UVTV in the first quarter of 2003 to $2.3 million versus $3.0 million for the three months ended March 31, 2002. Lastly, SpaceCom revenues also decreased to $2.6 million in the first quarter of 2003 versus $3.4 million for the three months ended March 31, 2002. The Company expects that international revenues will continue to grow, however, declines in UVTV and SpaceCom revenues, which are largely dependent on C-Band distribution, will continue to more than offset this growth.

Segment adjusted EBITDA decreased 21.7% over the prior year’s first quarter to $33.1 million, primarily due to the drop in revenue at SNG. The decline in segment revenue of $20.6 million was partially offset by the decrease in expenses of $11.4 million for the first three months of 2003, or 18.0%, to $52.0 million versus $63.4 million for the comparable quarter of 2002. This decrease in expenses was primarily due to reduced programming fees at SNG associated with the decrease in the number of C-band subscribers.

Consumer Electronics Licensing Segment

For the quarter ended March 31, 2003, revenues for the Consumer Electronics Licensing (CE Licensing) Segment were $33.9 million, and operating expenses were $22.2 million, resulting in $11.6 million in adjusted EBITDA. Revenues for the quarter increased 6.2%, or $2.0 million, over the prior year’s first quarter revenues. As shown in the table below, this increase in revenues is primarily attributable to increased revenue from licensees incorporating VCR Plus+ technology. VCR Plus+ revenues increased due to increased VCR shipments. In the first quarter of 2002, the Company did not recognize or collect revenue from licensees that had not renewed their contracts, but continued to ship product, thereby creating lower revenue comparisons over the 2002 first quarter, which also contributed to the increase in revenue for the 2003 first quarter.

Quarter End March 31, 2003 CE Licensing Segment Performance

	Three Months Ended
(in thousands)
	03/31/2003	03/31/2002
CE Licensing Segment

Revenues
VCR Plus+	$22,347	$17,454
GUIDE Plus+	5,370	7,800
DSS	4,951	4,643
Other	1,195	1,989

Total	$33,863	$31,886

% change	6.2%	N/A

Adjusted EBITDA(2)	$11,647	$10,806

% change	7.8%	N/A
% margin	34.4%	33.9%

Our VCR Plus+ business includes products sold under the VCR Plus+ brand in North America, the G-Code brand in Asia and the ShowView brand in Europe (collectively referred to as the “VCR Plus+ Business”). During the three months ended March 31, 2003, VCR Plus+ revenues increased $4.9 million. During the quarter, the Company received payments for an increase in VCR shipments by manufacturers in the fourth quarter of 2002. Moreover, in the first quarter, the Company did not recognize or collect revenue from licensees that had not renewed their contracts, but continued to ship product. VCR Plus+ revenue for the three months ended March 31, 2002 was therefore lower than normal for the quarter, resulting in a year over year increase in revenue for the first quarter of 2003. Despite the increase in VCR Plus+ revenues during the first quarter, the Company expects revenues to continue to decline during the remainder of 2003 and beyond. While VCR shipments continue to decline worldwide, the European and Asian markets continue to use the Company’s VCR PlusCodes to record television programs in next generation products. Because the vast majority of the Company’s VCR Plus+ business revenues come from regions that continue to use its technology in next-generation products, the Company believes the declines in overall VCR Plus+ revenues over the next several years should be less than consensus expectations, excluding the one-time impacts of the renewed contracts subsequent to the first quarter 2002, as discussed above.

During the three months ended March 31, 2003, revenues in the GUIDE Plus+ business, which includes products sold under the TV Guide On Screen brand in North America and the G-GUIDE brand in Asia, declined $2.4 million due to decreased licensing fees from Thomson multimedia, Ltd., whose license agreement is under renegotiation. During the quarter, the Company announced a multi-product agreement with Philips Electronics, and a proposed new product launch by Sony in Japan, and is currently in negotiation, as well as engaged in advanced product and engineering discussions, with a number of additional manufacturers. The Company expects that revenues in this business will begin to accelerate later this year and in 2004 as products incorporating the Company’s technologies are introduced into various markets. Included in revenues for this business in the first quarter of both this year and last year is $4.2 million in amortization of license fees paid up front in prior years relating to long-term licensing agreements.

License fees from DSS set-top box suppliers were $5.0 million and $4.6 million for the first quarters of 2003 and 2002, respectively. This increase was due primarily to $4.5 million in DSS revenues associated with a payment from a licensee for past periods. The effect of this payment was offset by decreased licensing fees from Thomson.

Segment adjusted EBITDA was relatively flat over the prior year’s first quarter at $11.6 million, due to the increase in revenue from the high margin VCR Plus+ business, offset by higher expenses. Expenses in this sector for the quarter ended March 31, 2003 were $22.2 million compared to $21.1 million for the same period in 2002. The increase in segment expenses was the result of increases in patent application and patent litigation costs of $11.3 million in the first quarter ended March 31, 2003 versus $9.5 million in the first quarter ended March 31, 2002, primarily related to the Company’s patent litigation.

Corporate Segment

During the three months ended March 31, 2003, segment expenses were $25.4 million as compared with $17.9 million for the same quarter of 2002, an increase of $7.6 million, or 42.3%, primarily attributable to increases in audit and other professional fees, insurance premiums, legal expenses related to corporate governance and litigation.

Stock Compensation Expense

During the first quarter of 2003, the total stock compensation expense was $39.6 million as compared with $17.1 million in the first three months of 2002. Included in stock compensation expense is $33.7 million related to stock options held by the Company’s former chief executive officer and former chief financial officer. The Company terminated the former executives’ employment for cause on April 18, 2003. In 1998, the executives entered into employment agreements that provided for accelerated vesting of the outstanding options granted in the period 1995 to 1998, as well as an extended post-employment exercise period on the remaining term of the options. Prior to the 1998 agreements, such options were only exercisable during the employment period with a limited post-employment exercise period. Due to the extension of the post-employment exercise period, a new measurement date occurred, at which time the intrinsic value of the modification was determined to be $33.7 million. The intrinsic value was computed as the difference between the exercise price per share and the stock price per share on the measurement date multiplied by the number of options. Compensation expense is recognized only when the Company determines that these executives will benefit from the extension of the post-employment exercise period. As a result of the termination, the Company recognized a pre-tax stock compensation charge of $33.7 million during the three months ended March 31, 2003.

Stock compensation expense also includes the amortization of the portion of the purchase price of acquired businesses assigned to unearned compensation for unvested stock options assumed by the Company. The unearned compensation is being amortized over the remaining vesting period of the options using an accelerated method. During the three months ended March 31, 2003, stock compensation expense included the amortization of unearned compensation arising from the proposed issuance of restricted stock in connection with the 2002 management restructuring. During the first quarter of 2003, excluding the $33.7 million charge described above, stock compensation expense was $5.9 million as compared with $17.1 million in the first three months of 2002. Stock compensation expense for the quarter ended March 31, 2003 includes $4.8 million relating to restricted stock issued to two former executives in connection with the management restructuring in the fourth quarter of 2002. This amount, along with $2.9 million recognized in 2002, will be reversed in the second quarter of 2003, since these executives were terminated in April 2003. During the first quarter of 2002, stock compensation expense included $12.9 million of accelerated unearned compensation resulting from an executive who separated from the Company in 2002.

Discussion of Cash and Liquidity Position

As of March 31, 2003, the Company’s cash, cash equivalents and current marketable securities were $349.9 million, excluding restricted cash of $37.2 million. Outstanding debt and capital lease obligations—both short-term and long-term—were in aggregate $233.2 million at the end of the quarter, resulting in cash and cash equivalents and current marketable securities in excess of debt of $116.7 million, excluding the $37.2 million of restricted cash. During the first quarter, the Company repaid $23.0 million in debt and capital lease obligations.

During the three months ended March 31, 2003, the Company generated cash flow from operating activities of $16.2 million. Free Cash Flow (FCF), as defined by the Company in footnote (b) of the schedule below, was $9.7 million for the quarter ended March 31, 2003. Cash provided by operations decreased $64.9 million from the $81.1 million the Company generated during the first quarter of 2002, due to the decrease in earnings, combined with the current year comparative impact from exiting the distribution business in 2002 and a reduction in payables and accrued expenses.

Summary of Cash Changes

(in thousands)	Three Months Ended
	03/31/2003	03/31/2002
Cash Provided by Operations	$16,213	$81,130
Net Sale of Securities	10,428	26,693
Capital Expenditures	(2,623)	(2,361)
Debt Repayments	(22,500)	(30,000)
Distributions to Minority Interests	(3,874)	(4,486)
Other	673	(6,526	) (a)

Net (Decrease) Increase in Cash	$(1,683)	$64,450

Reconciliation to Free Cash Flow

(in thousands)	Three Months Ended
	03/31/2003	03/31/2002
Cash Provided by Operations	$16,213	$81,130
Less Capital Expenditures	(2,623)	(2,361)
Less Distribution to Minority Interests	(3,874)	(4,486)

Free Cash Flow (b)	$9,716	$74,283

(a) Includes (6,549) of purchases of marketable securities.
(b) The Company defines Free Cash Flow as cash provided by operations, less capital expenditures, less distributions to minority interests.

About Gemstar-TV Guide International, Inc.

Gemstar-TV Guide International, Inc., is a leading media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

Except for historical information contained herein, the matters discussed in this news release contain forward-looking statements that involve risks and uncertainties, including risks and uncertainties related to the Company’s transition to a new management and corporate governance structure; an ongoing SEC investigation and pending litigation; the timely availability and acceptance of new products; the impact of competitive products and pricing; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 8-K and 10-Q, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar, TV Guide, TV Guide Interactive, TV Guide Online, TV Guide On Screen, VCR Plus+, PlusCode, GUIDE Plus+, G-GUIDE, G-Code, ShowView, TVG Network, SkyMall and Gemstar eBook are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its affiliates. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

###

Contact:

Gemstar-TV Guide International, Inc.

Michael Benevento (Analysts), 212-852-7337

Whit Clay (Sloane &Company) (Media), 212-446-1860

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31, 2003	December 31, 2002
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$348,579	$350,262
Restricted cash	37,241	37,068
Marketable securities	1,284	11,456
Accounts receivable, net	152,410	152,522
Deferred tax asset, net	41,438	41,438
Other current assets	25,880	25,202

Total current assets	606,832	617,948
Property and equipment, net	55,554	60,334
Indefinite-lived intangible assets	316,273	316,273
Finite-lived intangible assets, net	288,292	347,551
Goodwill	589,845	589,845
Investments	2,306	2,403
Other assets	136,301	154,820

	$1,995,403	$2,089,174

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$285,675	$292,427
Current portion of long-term debt and capital lease obligations	92,386	92,348
Current portion of deferred revenue	209,401	219,417

Total current liabilities	587,462	604,192
Deferred tax liability, net	206,287	242,823
Long-term debt and capital lease obligations, less current portion	140,795	163,861
Deferred revenue, less current portion	157,905	163,584
Other liabilities	19,181	20,244
Stockholders’ equity:
Common stock, par value $.01 per share	4,182	4,182
Additional paid-in capital	8,456,506	8,422,797
Accumulated deficit	(7,451,203)	(7,405,841)
Accumulated other comprehensive (loss) income, net of tax	(730)	4,204
Unearned compensation	(26,716)	(32,606)
Treasury stock, at cost	(98,266)	(98,266)

Total stockholders’ equity	883,773	894,470

	$1,995,403	$2,089,174

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS—UNAUDITED

(In thousands, except per share data)

	Three Months Ended March 31,
	2003	2002
Revenues:
Publishing	$108,987	$123,010
Cable and satellite	85,033	105,585
Consumer electronics licensing	33,863	31,886

	227,883	260,481
Operating expenses:
Operating expenses, exclusive of expenses shown below:	196,729	207,197
Stock compensation	39,595	17,126
Depreciation and amortization	65,662	106,275
Impairment of intangible assets	—	11,038

	301,986	341,636

Operating loss	(74,103)	(81,155)
Interest expense	(1,953)	(2,660)
Other income (expense), net	748	(7,303)

Loss before income taxes and cumulative effect of an accounting change	(75,308)	(91,118)
Income tax benefit	(29,946)	(43,480)

Loss before cumulative effect of an accounting change	(45,362)	(47,638)
Cumulative effect of an accounting change, net of tax	—	(223,225)

Net loss	$(45,362)	$(270,863)

Basic and diluted loss per share:
Loss before cumulative effect of an accounting change	$(0.11)	$(0.11)
Cumulative effect of an accounting change	—	(0.54)

Net loss	$(0.11)	$(0.65)

Weighted average shares outstanding	408,156	414,785

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—UNAUDITED

(In thousands, except per share data)

	Three Months Ended March 31,
	2003	2002
Cash flows from operating activities:
Net loss	$(45,362)	$(270,863)
Adjustments to reconcile net loss to net cash provided by operating activities:
Cumulative effect of an accounting change, net of tax	—	223,225
Depreciation and amortization	65,662	106,275
Deferred income taxes	(38,900)	(47,350)
Tax benefit associated with stock options	—	4,665
Stock compensation expense	39,595	17,126
Impairment of intangible assets	—	11,038
(Loss) on sale of marketable investments	(2,026)	—
Investment write-down	—	5,455
Loss on asset dispositions	190	218
Changes in operating assets and liabilities, net of the effect of acquisitions:
Receivables	351	38,115
Other assets	17,891	1,774
Accounts payable, accrued expenses and other liabilities	(5,493)	7,212
Deferred revenue	(15,695)	(15,760)

Net cash provided by operating activities	16,213	81,130

Cash flows from investing activities:
Purchases of marketable securities	—	(6,549)
Sales and maturities of marketable securities	10,428	26,693
Proceeds from sale of assets	814	2
Additions to property and equipment	(2,623)	(2,361)

Net cash provided by investing activities	8,619	17,785

Cash flows from financing activities:
Repayments under bank credit facility and term loan	(22,500)	(30,000)
Repayment of capital lease obligations	(528)	(491)
Proceeds from exercise of stock options	4	533
Distributions to minority interests	(3,874)	(4,486)

Net cash used in financing activities	(26,898)	(34,444)

Effect of exchange rate changes on cash and cash equivalents	383	(21)

Net (decrease) increase in cash and cash equivalents	(1,683)	64,450
Cash and cash equivalents at beginning of period	350,262	349,250

Cash and cash equivalents at end of period	$348,579	$413,700

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$915	$4,850
Cash paid for interest	1,589	2,585

Additional Operating Statistics

Subscriber Data
(in thousands)	Q1 ‘01	Q2 ‘01	Q3 ‘01	Q4 ‘01	Q1 ‘02	Q2 ‘02	Q3 ‘02	Q4 ‘02	Q1 ‘03
TV Guide Magazine	9,806	8,979	9,109	9,230	9,027	8,997	9,029	9,067	9,057
TV Guide Channel (Nielsen)	55,500	55,300	57,100	57,500	57,800	59,200	58,000	57,950	56,400
TV Guide Channel Int’l	2,873	2,862	2,865	2,872	2,642	2,415	1,882	1,861	1,740
TV Guide Interactive	5,551	6,366	7,317	7,425	8,226	8,910	9,374	10,009	10,213
TV Guide Interactive Int’l	314	328	412	545	610	647	652	664	709
TVG Network	5,800	6,700	6,900	7,100	7,400	7,800	8,000	8,400	8,700
Superstar/Netlink	767	689	639	549	477	436	399	361	321
SNG DISH Conversions	38	37	33	34	27	20	25	23	19

Schedule A

Consolidated and Segment Performance

	Quarter Ended				Year Ended
(in thousands)	03/31/2002	06/30/2002	09/30/2002	12/31/2002	12/31/2002
Publishing Segment:
Revenues	$123,010	$117,123	$111,767	$123,342	$475,242
Operating Expenses (1)	104,867	110,773	99,591	135,455	450,686

Adjusted EBITDA (2)	$18,143	$6,350	$12,176	$(12,113)	$24,556

Cable and Satellite Segment:
Revenues	$105,585	$104,453	$99,368	$96,582	$405,988
Operating Expenses (1)	63,390	61,307	57,434	55,441	237,572

Adjusted EBITDA (2)	$42,195	$43,146	$41,934	$41,141	$168,416

CE Licensing Segment:
Revenues	$31,886	$37,717	$25,755	$24,803	$120,161
Operating Expenses (1)	21,080	15,372	22,071	30,900	89,423

Adjusted EBITDA (2)	$10,806	$22,345	$3,684	$(6,097)	$30,738

Corporate Segment:
Operating Expenses (1)	$17,860	$13,782	$15,698	$56,686	$104,026

Adjusted EBITDA (2)	$(17,860)	$(13,782)	$(15,698)	$(56,686)	$(104,026)

Consolidated:
Revenues	$260,481	$259,293	$236,890	$244,727	$1,001,391
Operating Expenses (1)	207,197	201,234	194,794	278,482	881,707

EBITDA (2)	$53,284	$58,059	$42,096	$(33,755)	$119,684

Stock Compensation Expense	$17,126	$1,368	$1,318	$4,153	$23,965

Consolidated EBITDA (2)	$36,158	$56,691	$40,778	$(37,908)	$95,719

Depreciation and amortization	$(106,275)	$(108,924)	$(72,865)	$(68,290)	$(356,354)
Impairment of intangible assets	(11,038)	(1,294,301)	—	(1,141,497)	(2,446,836)

Operating loss	(81,155)	(1,346,534)	(32,087)	(1,247,695)	(2,707,471)
Interest Expense	(2,660)	(2,931)	(2,315)	(1,933)	(9,839)
Other income (expense), net	(7,303)	(1,462)	(3,403)	(94,763)	(106,931)

Loss before income taxes and cumulative effect of an accounting change	$(91,118)	$(1,350,927)	$(37,805)	$(1,344,391)	$(2,824,241)